SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.           )

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Amerada Hess Corporation

..................................................................
(Name of Registrant as Specified in Its Charter)

..................................................................

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AMERADA HESS CORPORATION

1185 AVENUE OF THE AMERICAS
NEW YORK, N.Y. 10036

March 26, 2003

Dear Stockholder:

       The annual meeting of stockholders will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 7, 2003, at 2:00 P.M., local time. The formal notice of annual meeting and proxy statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

       You are cordially invited to attend this meeting. The Hess Office Building can be reached, if you travel by car, from Exits 127 (northbound) and 130 (southbound) of the Garden State Parkway or Exit 11 of the New Jersey Turnpike or, if you travel by train, from the Metropark station in Iselin, New Jersey.

       It is important that your shares be represented at the meeting whether or not you are personally able to attend. Accordingly, you are requested to sign, date and return the enclosed proxy promptly. Many stockholders will also be able to vote their shares by using a toll-free telephone number or over the internet. Please check your proxy card to see which methods are available to you and related instructions. Your cooperation will be appreciated.

Sincerely yours,

Chairman of the Board

and Chief Executive Officer

AMERADA HESS CORPORATION

1185 AVENUE OF THE AMERICAS
NEW YORK, N.Y. 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 7, 2003, at 2:00 P.M.

To the Stockholders:

      The annual meeting of stockholders of Amerada Hess Corporation will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 7, 2003, at 2:00 P.M., local time, for the following purposes:

1.	To elect four directors for the ensuing three-year term (pages 1 to 22 of proxy statement);

2.	To act upon the ratification of the selection by the board of directors of Ernst & Young LLP as independent auditors (pages 22 and 23); and

3.	To transact any other business which properly may be brought before the meeting.

       All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 17, 2003 will be entitled to vote at the meeting.

By order of the board of directors,

Carl T. Tursi

Secretary

New York, New York

March 26, 2003

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the accompanying form of proxy, or to use the telephone or internet method of voting, so that if you are unable to attend the meeting your shares can be voted.

AMERADA HESS CORPORATION

PROXY STATEMENT

       The enclosed proxy is solicited by the board of directors of Amerada Hess Corporation for use at the annual meeting of stockholders on May 7, 2003, at 2:00 P.M., local time.

       The company’s principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this proxy statement is first being sent to stockholders is March 26, 2003.

       Holders of record of common stock of the company at the close of business on March 17, 2003 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote. On March 17, 2003, there were 89,916,430 shares of common stock outstanding. There are no other voting securities of the company outstanding. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business.

       If you are a registered stockholder, you can simplify your voting by using the internet or calling the toll-free number listed on the enclosed proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the instruction sheet attached to the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card enclosed with this proxy statement.

       Proxies in the form enclosed will be voted at the annual meeting in accordance with the specifications you make on the proxy. If you sign the proxy card and do not specify how your shares are to be voted, your shares will be voted:

•	for the election of directors nominated herein, and

•	for the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2003.

       You may revoke the proxy at any time prior to its use by delivering a written notice to the secretary of the company, by executing a later-dated proxy in a form permitted under Delaware law, or by attending the annual meeting and voting in person.

ELECTION OF DIRECTORS

       At the annual meeting, four directors are to be elected to serve for a term of three years and until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect tabulation of the vote for directors. It is expected that all candidates will be able to serve. However, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors unless it reduces the number of directors to be elected.

       The following table presents information as of March 5, 2003 on the nominees for election as directors of the company and the directors continuing in their respective terms of office:

Nominees for Director

Class III

For the three-year term expiring in 2006

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

John B. Hess	Chairman of the Board and Chief Executive Officer	48	1978	—

Craig G. Matthews	Independent Consultant; Former Chief Operating Officer and Vice Chairman, KeySpan Corporation (gas distribution, electrical generation and energy service company)	59	2002	Covanta Energy Corporation

John Y. Schreyer	Executive Vice President and Chief Financial Officer	63	1990	—

Ernst H. von Metzsch	Former Senior Vice President and Partner, Wellington Management Company (investment company)	63	2003	—

Members of Board of Directors Continuing in Office

Class I

Term expiring in 2004

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

Nicholas F. Brady	Chairman, Darby Overseas Investments, Ltd. (investment firm); Former Secretary of the United States Department of the Treasury; Former Chairman of the Board, Dillon, Read & Co. Inc. (investment banking firm)	72	1994	C2, Inc. Director or trustee of various Templeton mutual funds

J. Barclay Collins II	Executive Vice President and General Counsel	58	1986	—

Members of Board of Directors Continuing in Office — (Continued)

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

Thomas H. Kean	President, Drew University; Former Governor of the State of New Jersey	67	1990	ARAMARK Corporation Fiduciary Trust Company International The CIT Group, Inc. The Pepsi Bottling Group UnitedHealth Group Incorporated

Frank A. Olson	Chairman of the Board, The Hertz Corporation	70	1998	Becton Dickinson and Company White Mountains Insurance Group Ltd.

Class II

Term expiring in 2005

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

Edith E. Holiday	Operating Trustee, TWE Holdings I, II and III Trusts (holds interests in Time Warner Entertainment L.P. that are indirectly owned by Comcast Corporation) Former Assistant to the President of the United States and Secretary of the Cabinet; Former General Counsel, United States Department of the Treasury	51	1993	Beverly Enterprises, Inc. Canadian National Railway Company Hercules, Incorporated H.J. Heinz Company RTI International Metals, Inc. Director or trustee of various Franklin Templeton mutual funds

John J. O’Connor	Executive Vice President; President, Worldwide Exploration and Production	56	2001	—

Robert N. Wilson	Senior Vice Chairman of the Board of Directors, Johnson & Johnson	62	1996	United States Trust Corporation

       All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. Mr. O’Connor was president of worldwide exploration and production and a Senior Vice President of Texaco Inc. from January 1998 until October 2001, when he was employed by the company. From August 1994 to August 1997, Mr. O’Connor served as chief executive officer of BHP Petroleum, the oil and gas exploration division of Broken Hill Proprietary Company. Mr. Matthews served as vice chairman and chief operating officer of KeySpan Corporation from March 2001 to March 2002. From 1999 to 2001 Mr. Matthews was president and chief operating officer of KeySpan, prior to which he served as executive vice president and chief financial officer. Mr. Olson retired as chief executive officer of The Hertz Corporation at the end of 1999 and continues as non-executive chairman of its board. In December 2002,

Mr. von Metzsch withdrew from the partnership of Wellington Management Company, of which he had been a partner since 1979.

       John B. Hess, Nicholas F. Brady, Thomas H. Kean and John Y. Schreyer may be deemed to be control persons of the company by virtue of their beneficial ownership of common stock in their capacity as executors of the estate of Leon Hess and as trustees of certain related trusts. See “Ownership of Voting Securities by Certain Beneficial Owners.”

       The audit committee of the board of directors is composed of Robert N. Wilson, Chairman, Edith E. Holiday, Thomas H. Kean and Frank A. Olson. During 2002, the board of directors reviewed the composition of the audit committee in view of rules of the New York Stock Exchange. The board has determined that each member of the audit committee is independent within the meaning of these rules and believes each member will be independent within the meaning of proposed rules promulgated by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 when applicable. The Board also believes that each member will be independent within the meaning of the proposed rules of the New York Stock Exchange and will make determinations of independence after promulgation of the final rules.

       The Board expects to make a determination as to the “audit committee financial expert” under new rules of the Securities and Exchange Commission in due course.

       The audit committee met six times in 2002. In addition, the audit committee held four telephone conference calls in 2002 with management and the independent auditors to review quarterly financial results.

       The board of directors has adopted a written charter for the audit committee. A copy of this charter was included as an appendix to the company’s proxy statement for its 2001 annual meeting. The Board intends to adopt a revised charter reflecting changes in response to proposed rules of the New York Stock Exchange and new SEC rules once final New York Stock Exchange rules have been promulgated, as well as certain other changes consistent with good corporate governance practices. As stated in the charter, the audit committee’s principal responsibility is to provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders, the investment community and others relating to:

•	the company’s financial statements,

•	the financial reporting practices of the company,

•	the systems of internal accounting and financial controls,

•	the internal audit function,

•	the annual independent audit of the company’s financial statements,

•	the review of the independence of outside auditors, and

•	the company’s environmental and safety policies and compliance.

       The board of directors’ compensation and management development committee is composed of Thomas H. Kean, Chairman, Nicholas F. Brady, Frank A. Olson and Robert N. Wilson. This committee met four times in 2002. The compensation and management development committee approves and administers the company’s compensation policies for executive officers and approves the compensation of the chief executive officer, and is authorized to make awards of options, restricted stock and other stock and cash compensation permitted under the amended and restated 1995 long-term incentive plan. Also, this committee oversees the company’s benefit plans. It recommends to the board of directors asset allocation targets and reviews the performance of investment managers for the employees’ pension plan and approves any significant changes to the employees’ savings and stock bonus plan and the savings and stock bonus plan for retail operations employees. In addition, this committee reviews and approves policies relating to the professional development of the company’s executives. The board believes each member of this committee will be independent under proposed rules of the New York Stock Exchange and will make determinations of independence after promulgation of the final rules.

       The directors and board affairs committee is composed of Nicholas F. Brady, Chairman, Edith E. Holiday and Thomas H. Kean. This committee is responsible for reviewing:

•	the size and composition of the board,

•	appropriate board practices and procedures,

•	board meeting content,

•	frequency and length of board meetings, and

•	composition and function of committees of the board of directors.

This committee also recommends for election as directors qualified candidates identified through various sources. Stockholders may suggest candidates by writing to the secretary of the company, including a brief summary of each candidate’s qualifications. This committee met twice in 2002. The board believes each member of this committee will be independent under proposed rules of the New York Stock Exchange and will make determinations of independence after promulgation of the final rules.

       The board of directors met eight times in 2002. Each director attended at least 75% of the aggregate of all board of directors’ meetings and all meetings of committees of the board of directors on which he or she served during 2002.

Certain Litigation

       Two actions, which have been consolidated in United States District Court for the District of New Jersey, have been commenced against the named executive officers (other than Messrs. O’Connor, Schreyer and Walker) and certain other executive officers and former executive officers of the company alleging that these individuals sold shares of the company’s common stock in advance of the company’s acquisition of Triton Energy Limited in 2001 in violation of federal securities laws. In addition to the federal actions, four derivative actions seeking damages on behalf of the company, all of which have been consolidated in the Superior Court of the State of New Jersey, have been commenced against the named executive officers (other than Mr. O’Connor), and certain other executive officers and former executive officers of the company, some of whom are also directors, alleging, among other things, that the officers breached their fiduciary duties by misusing material non-public information of the company to personally profit from sales of the company’s common stock in connection with the Triton acquisition. The company believes that these actions are without merit and is advancing expenses to these individuals in accordance with the By-Laws of the company to defend these actions.

Section 16(a) Beneficial Ownership Reporting Compliance

       On February 13, 2003, the company filed on behalf of Mr. Wilson a Form 5, reporting the purchase of an aggregate of 770 shares of the company’s common stock for two trusts for the benefit of his minor children on December 4, 2002. The purchases should have been reported on a Form 4 filed by December 6, 2002.

Report of the Audit Committee

       The audit committee of the board of directors oversees the company’s financial reporting on behalf of the board. Management is responsible for the system of internal controls and for preparing financial statements. The independent auditors are responsible for expressing an opinion on the fair presentation of the audited financial statements in conformity with generally accepted accounting principles. The audit committee operates in accordance with a charter approved by the board of directors.

       In fulfilling its oversight responsibilities, the audit committee reviewed the audited December 31, 2002 financial statements of the company with management and the independent auditors. Management represented to the committee that these statements were prepared in accordance with generally accepted accounting principles. The audit committee also discussed accounting policies, significant judgements inherent in the financial statements, disclosures and other matters required by generally accepted auditing standards with management and the independent auditors. In addition, the committee has received from the independent auditors the annual independence disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from management and the company. In that connection, the audit committee considered the compatibility of all non-audit services with the auditors’ independence.

       During 2002, the audit committee met with management, the internal auditors and independent auditors to discuss:

•	the annual audit scope and plans for their respective audits,

•	the adequacy of staffing and related fees,

•	the results of their examinations, and

•	the adequacy and effectiveness of accounting and financial controls.

The audit committee also met with the independent auditors and the internal auditors without management present.

       In reliance on the reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission. The audit committee has also recommended the selection of, and the board of directors has selected, Ernst & Young LLP as independent auditors for 2003. The board has proposed that the stockholders ratify this selection at the annual meeting.

Robert N. Wilson, Chairman

Edith E. Holiday
Thomas H. Kean
Frank A. Olson

Executive Compensation and Other Information

   Summary of Compensation

       The following table sets forth information on compensation paid or accrued for each of the last three completed fiscal years to the chief executive officer and the four other most highly compensated executive officers, for services in all capacities to the company and its subsidiaries.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

					Restricted	Securities
				Other	stock	underlying		All other
				annual	award(s)($)	options/	LTIP	compensation($)
Name and principal position	Year	Salary($)	Bonus($)*	compensation($)	***	SARs(#)	payouts($)	****

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

John B. Hess,	2002	1,000,000	1,400,000	—	4,628,000	—	—	11,000
Chairman of the	2001	1,000,000	1,500,000	—	—	200,000	—	8,500
Board and Chief	2000	1,000,000	1,865,000	—	3,012,500	100,000	—	8,500
Executive Officer

J. Barclay Collins,	2002	650,000	400,000	—	1,851,200	—	—	11,000
Executive Vice	2001	650,000	450,000	—	—	75,000	—	8,500
President and	2000	650,000	595,000	—	1,205,000	40,000	—	8,500
General Counsel

John J. O’Connor,	2002	750,000	800,000	—	2,314,000	—	—	11,000
Executive Vice	2001	162,500 **	250,000	—	2,331,600	100,000	—	—
President and	2000	—	—	—	—	—	—	—
President,
Worldwide
Exploration and
Production

John Y. Schreyer,	2002	750,000	440,000	—	2,314,000	—	—	11,000
Executive Vice	2001	650,000	450,000	—	—	100,000	—	8,500
President and	2000	650,000	595,000	—	1,205,000	40,000	—	8,500
Chief Financial
Officer

F. Borden Walker,	2002	650,000	240,000	—	1,851,200	—	—	8,000
Executive Vice	2001	550,000	200,000	—	—	75,000	—	6,800
President and	2000	525,000	175,000	—	602,500	20,000	—	8,500
President, Refining and Marketing

*	The cash bonuses shown above for each year are paid early in the following year.

**	Mr. O’Connor commenced employment with the company in October 2001. His annualized salary for 2001 was $750,000.

***	Reflects shares of restricted stock awarded February 5, 2003 as compensation for 2002.

At December 31, 2002, the named executives each held shares of restricted common stock, subject to vesting pursuant to the company’s incentive plan, in the following amounts and having the following aggregate market values at such date:

Mr. Hess	50,000 shares	$2,752,500
Mr. Collins	20,000 shares	$1,101,000
Mr. O’Connor	40,000 shares	$2,202,000
Mr. Schreyer	20,000 shares	$1,101,000
Mr. Walker	10,000 shares	$550,500

To the extent paid on the company’s common stock generally, dividends accrue on shares of restricted stock and are held in escrow until vesting, at which time they are paid with interest at short-term market rates to the named executives. The immediately preceding table does not include shares of restricted stock issued on February 5, 2003 and reflected in the summary compensation table.

****	Amounts shown in column (i) represent matching contributions of the company credited to the named executive officers under the company’s employees’ savings and stock bonus plan.

   Stock Options

       No stock options or stock appreciation rights were granted to executive officers for 2002.

       The following table sets forth information as to the named executives regarding the values of unexercised options under the incentive plan as of the end of the last fiscal year:

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

			Number of	Value of unexercised
			shares underlying	in-the-money
			unexercised options/	options/
	Shares		SARs at FY-end(#)	SARs at FY-end($)
	acquired on	Value	(exercisable/	(exercisable/
Name	exercise(#)	realized($)	unexercisable)	unexercisable)
(a)	(b)	(c)	(d)	(e)

John B. Hess, Chairman of the Board and Chief Executive Officer	—	—	954,000/0	1,037,150/0
J. Barclay Collins, Executive Vice President	7,000	203,710	291,500/0	192,910/0
John J. O’Connor, Executive Vice President	—	—	100,000/0	0/0
John Y. Schreyer, Executive Vice President	85,500	1,370,555	277,500/0	311,275/0
F. Borden Walker, Executive Vice President	—	—	176,500/0	127,750/0

   Retirement Plans

       The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the company’s employees’ pension plan, a qualified defined benefit pension plan and a nonqualified supplemental plan that provides benefits, paid from a trust established and funded by the company, that would otherwise be paid to participants under the pension plan but for limitations imposed by the Internal Revenue Code:

Pension Plan Table

	Years of Service

Remuneration	15	20	25	30	35

$700,000	$168,000	$224,000	$280,000	$336,000	$392,000
1,200,000	288,000	384,000	480,000	576,000	672,000
1,800,000	432,000	576,000	720,000	864,000	1,008,000
2,400,000	576,000	768,000	960,000	1,152,000	1,344,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000

       A participant’s remuneration covered by the pension plan and the supplemental plan is the greater of:

•	twelve times the participant’s average monthly compensation (as reported on an annual basis in columns (c) and (d) of the summary compensation table) in the 36 consecutive months (or the number of consecutive months of employment, if fewer) of highest compensation during the 120 months immediately preceding the participant’s retirement date, and

•	the participant’s average annual compensation in any three calendar years during the ten calendar years immediately preceding the participant’s retirement date.

       Benefits shown are computed as a straight life annuity beginning at age 65 and do not reflect the offset for a portion of social security benefits as required under the pension plan. Covered compensation for the named executives as of December 31, 2002 was: Mr. Hess: $2,588,333; Mr. Collins: $1,131,667; Mr. O’Connor: $1,570,000; Mr. Schreyer: $1,178,333; and Mr. Walker: $780,000.

       The years of credited service for the named executives under the pension plan and, except for Messrs. O’Connor, Schreyer and Walker, the supplemental plan as of February 1, 2003 are as follows: Mr. Hess, 25 years; Mr. Collins, 18 years; Mr. O’Connor, 1 year; Mr. Schreyer, 12 years; and Mr. Walker, 6 years. As of February 1, 2003, Messrs. Schreyer, O’Connor and Walker had 38 years, 34 years and 25 years, respectively, of credited service under the supplemental plan pursuant to determinations of the compensation and management development committee that gave Messrs. Schreyer, O’Connor and Walker credit for 26 years, 33 years and 19 years, respectively, of prior service with previous employers for purposes of determining benefits under the supplemental plan. However, retirement benefits payable to Messrs. Schreyer, O’Connor and Walker in connection with their prior employment will be deducted from benefits payable under the supplemental plan.

Employment Contracts, Termination of Employment and Change of Control Arrangements

       The company has entered into change in control termination benefit agreements with executive officers and certain other officers of the company. These agreements provide for lump sum cash payments equal to a multiple of an executive’s annual compensation if the executive is actually or constructively terminated within 24 months following a change in control, as defined in the agreements. For these purposes, annual compensation consists of the executive’s base pay at the date of his termination or immediately before the change in control, whichever is higher, plus the greater of his or her target bonus for the year in which the change in control occurs or the highest bonus earned in the three fiscal years preceding the change in control. The multiple of annual compensation received is three times for the named executive officers and two times for all other officers with whom such agreements were entered into.

       In addition, the executive is entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which termination occurs. The executive is also entitled to receive continuation of major medical, dental and other welfare benefits for 24 months following termination (36 months in the case of the named executive officers). The agreements provide for immediate vesting of retirement benefits upon termination and certain other ancillary benefits.

       For purposes of these agreements, constructive termination includes a reduction in base salary or target annual bonus or a material adverse change in the nature or scope of the executive’s authorities or responsibilities.

       Messrs. O’Connor, Schreyer and Walker have agreements with the company which provide credit for prior service and determine benefits payable under the company’s nonqualified supplemental retirement plan, as more fully described above under “Retirement Plans.”

       Awards granted to employees under the incentive plan, including the named executive officers, are subject to accelerated vesting and, at the compensation and management development committee’s discretion, cash-out upon the occurrence of a change of control, as defined in the incentive plan.

      Directors’ Compensation

       Each director who is not an employee of the company or any of its subsidiaries receives an annual fee of $55,000 for membership on the board of directors and a fee of $1,500 for each board of directors’ and stockholders’ meeting attended. These directors receive an additional annual fee of $4,000 for membership on each committee of the board of directors on which such director serves and a fee of $1,500 for each committee meeting attended. In addition, the chairperson of each committee receives an annual fee of $5,000. The members of the executive committee are John B. Hess, Chairman, Nicholas F. Brady, Thomas H. Kean and Robert N. Wilson. Mr. Hess is an employee of the company and receives no additional compensation for serving on any committee of the board of directors.

       In addition, each non-employee director receives 500 shares of common stock, generally in the beginning of each year. These awards are made from treasury shares purchased by the company in the open market.

      Compensation Committee Report on Executive Compensation

       The compensation and management development committee of the board of directors is responsible for approving and administering the company’s compensation policies for executive officers and approving the compensation of the chief executive officer of the company.

       Executive Compensation Policies. The company’s executive compensation policies are designed to attract and retain executives and motivate them to achieve the company’s business goals through a combination of cash and stock-based compensation. The key elements of executive compensation consist of cash salary, cash bonuses, stock option awards, and restricted stock awards.

       Cash Compensation. The company’s goal is to target total cash compensation, using a combination of salary and cash bonus, at the 75th percentile of that of a group of surveyed industrial companies, if specified performance metrics are met. This level of cash compensation was selected in recognition of the company’s need to remain competitive in attracting and retaining talented executives to work as part of a small management team functioning in a demanding corporate and market environment. The company’s goal is to rely increasingly on cash bonuses in an effort to relate a greater portion of cash compensation to performance.

       Salary. In determining salary levels for executive officers, the compensation and management development committee considers the following subjective and quantitative factors:

•	job level and responsibility,

•	individual performance,

•	recent corporate performance, success in implementing corporate strategy and long-term goals and development of future strategies, and

•	the objective of targeting cash compensation at the company’s desired percentile benchmark.

For 2002, the committee relied on two surveys:   first, a survey of over 700 industrial companies with revenues comparable to the company, including six companies also included in the peer group discussed under “Performance Graph,” and a survey comprising eleven major oil and gas companies including three companies also included in the peer group.

       Cash Bonus. The annual cash bonus plan approved by the committee for 2002 for executive officers, including the named executive officers, has both quantitative and qualitative elements. A target bonus was established for each executive officer. Target bonuses for executive officers were increased in most cases from 2001 bonus levels to align them with market benchmarks and in recognition of the fact that salaries for most executive officers have not increased in the past three years. Fifty percent of the target bonus is based on attainment of a specified target level of a quantitative corporate performance measure, net income before interest and special items, and the remaining fifty percent of the bonus is based on individual performance and other qualitative factors. This bonus formula was applied to all corporate executive officers as well as to all business unit executive officers, because the business unit bonus plan, as redesigned for 2002, failed to fairly reflect business unit performance in 2002. Consequently, the Committee has decided to redesign the business unit bonus plan for 2003 as it was in effect prior to 2002.

       The weightings were developed to provide for a quantifiable performance incentive, but also to permit discretion to adjust compensation to recognize individual performance as well as to meet survey percentile benchmarks, to take account of unusual competitive market demands for specific skills and unforeseen conditions, such as a material change in the price assumptions underlying the quantitative component. Payouts may range from 0% to 150% of each component of the target bonus, based on the percentage attainment of the corporate performance measure and, with respect to the individual performance component, the committee’s determination of an appropriate amount. Cash compensation in excess of $1 million to the named executive officers is not deductible for federal income tax purposes.

       In 2002, the company achieved 86% of the corporate performance goal. The individual performance component was adjusted to result in total bonuses averaging approximately 80% of target bonus levels, resulting in average payouts of less than 75% of the individual performance component of the target bonus, at the mid-point of the possible payout range. This component of each individual’s bonus was adjusted up or down from the average payout to reflect differences in performance among individuals. The Committee believes that the average 80% payout reflects an appropriate balance between the positive and negative aspects of the company’s performance in 2002. Among the highlights of 2002 were:

•	attaining third highest operating earnings in the company’s history

•	eight promising exploration discoveries in Equatorial Guinea and the Gulf of Mexico

•	submission of development plans for three fields in Equatorial Guinea

•	significant progress on reshaping the company’s portfolio, with $412 million in asset sales

•	exceeding debt repayment goal by repaying $673 million of debt.

Offsetting these positive developments were 2002 oil and gas production falling five percent under target, reduction in anticipated production for 2003, related reserve reductions and asset impairments, the net loss for the year and the company’s stock performance in the latter half of 2002. Despite these disappointments, the committee recognizes the need to reward the exemplary individual performance of many of its executive officers who have contributed to the accomplishments of 2002 and who will continue to contribute to the company’s ongoing efforts to position the company for future growth and profitability.

       Long-Term Compensation — Incentive Plan. The incentive plan, which was amended and restated in 1999 and approved by the board of directors and later by stockholders, was developed to align senior management’s compensation more closely with the interests of stockholders. The incentive plan provides the compensation and management development committee with authority to grant various types of stock-based and other compensation, including performance awards, stock options, restricted stock, deferred stock, dividend equivalents and stock appreciation rights. The committee believes that a plan of this type affords the committee the flexibility to design compensation packages that provide appropriate remuneration to attract and retain talented executives, while at the same time providing incentives to maximize shareholder value.

       While awards under the incentive plan to executive officers have been primarily option-based, the committee has also determined that grants of restricted stock, vesting in five years, are useful to support retention of employees. The committee believes that the combination of these two types of stock awards give executives considerable incentive to maximize long-term financial growth for shareholders. The annual aggregate grant levels depend on the company’s performance as well as oil industry and general industry benchmarks. Individual awards are based on market benchmarks, grade level and individual performance.

       Long-Term Compensation — 2002 Awards. In February 2003, the committee granted restricted stock to executive officers and other employees of the company as compensation for 2002. The aggregate number of shares awarded at that time to all executive officers and other participating employees was 742,500 shares. Award levels were determined by reference to market benchmarks. The awards to executive officers on average are targeted to deliver long-term incentive compensation near the 75th percentile of such compensation as established in the benchmark surveys. Compensation paid in respect of restricted stock will not be deductible for federal income tax purposes.

       Compensation of the Chief Executive Officer. Mr. Hess’ cash compensation for 2002 was established in the manner discussed above for all executive officers. Mr. Hess’ combined salary and bonus for 2002 were below the 75th percentile cash compensation benchmark for chief executive officers as determined from the surveys.

       In approving the award of restricted stock shown in the summary compensation table to Mr. Hess for 2002, the committee again followed the principles set forth above in establishing long-term compensation for all executive officers for 2002. Based on comparative analyses of long-term compensation as published in the surveys, the total grant date value of Mr. Hess’ restricted stock award was below the 75th percentile benchmark for chief executive officers as determined from the surveys.

       The committee concluded that the total of Mr. Hess’ 2002 cash compensation and the grant date present value of his long-term compensation was reasonable compared with that of his peers and was an appropriate level of compensation reflecting both the company’s achievements and disappointments in 2002.

Thomas H. Kean, Chairman

Nicholas F. Brady
Frank A. Olson
Robert N. Wilson

   Performance Graph

       Set forth below is a line graph comparing the cumulative total shareholder return, assuming reinvestment of dividends, on the company’s common stock with the cumulative total return, assuming reinvestment of dividends, of:

•	Standard & Poor’s 500 Stock Index, which includes the company, and

•	a peer group (Peer Group) selected in good faith by the company, consisting of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Devon Energy Corporation, Kerr-McGee Corporation, Marathon Oil Corporation, Occidental Petroleum Corporation, and Unocal Corporation,

as of each December 31, over a five-year period commencing on December 31, 1997 and ending on December 31, 2002:

Total Shareholder Returns

(Dividends Reinvested)
Years ended December 31

	1997	1998	1999	2000	2001	2002

Amerada Hess Corporation	100	91.66	105.66	137.27	119.44	107.04
S&P 500 Index	100	128.58	155.63	141.46	124.65	97.10
Peer Group	100	77.94	86.90	122.60	106.92	103.04

Ownership of Voting Securities by Certain Beneficial Owners

       The following table sets forth, as of the most recent practicable date, information as to the ownership of more than 5% of any class of the company’s voting securities by beneficial owners known by the company to hold more than 5% of any such class:

		Amount and
	Name and address	nature of
	of beneficial	beneficial		Percent
Title of class	owner	ownership(a)		of class

Common Stock	John B. Hess	12,798,377	(b)(c)(d)	14.1
	John Y. Schreyer	7,908,350	(b)(c)(e)	8.8
	Burton T. Lefkowitz	7,489,581	(b)(c)	8.3
	Nicholas F. Brady	5,377,954	(b)(f)	6.0
	Thomas H. Kean	5,348,054	(b)(g)	5.9
	c/o Amerada Hess Corporation 1185 Avenue of the Americas New York, New York 10036

Common Stock	Barclays Global Investors, N.A.	4,645,427	(h)	5.21
	Barclays Global Financial Advisors 45 Fremont Street San Francisco, CA 94104
	Barclays Global Investors, Ltd.
	Murray House 1 Royal Mint Court London England EC3N 4HH
	Barclays Life Assurance Company Limited
	Unicorn House, 5th Floor 252 Rumford Road, Forest Gate London 37 9JB England
	Barclays Bank plc
	54 Lombard Street London England EC3P 3AH
	Barclays Capital Securities Limited
	5 The North Colonnade Canary Wharf London England E14 4BB

Common Stock	Dodge & Cox	9,694,966	(i)	10.9
	One Sansome St., 35th Fl. San Francisco, California 94104

Common Stock	T. Rowe Price Associates, Inc.	5,741,891	(j)	6.4
	100 E. Pratt Street Baltimore, Maryland 21202

       (a) The information in this table and in the notes thereto was obtained, with respect to Barclays Global Investors, N.A., et al., Dodge & Cox, and T. Rowe Price Associates, Inc., from Schedules 13G filed by such reporting persons with the Securities and Exchange Commission in February 2003. Information with respect to Messrs. Hess, Schreyer, Lefkowitz, Brady and Kean is as of March 5, 2003, with respect to Dodge & Cox is as of January 31, 2003 and with respect to the others is as of December 31, 2002. The individual amounts and percentages shown for Messrs. Hess,

Schreyer, Lefkowitz, Brady and Kean should not be added because they reflect shared beneficial ownership.

       (b) This amount includes 1,078,818 shares held by an inter vivos trust and 4,265,136 shares held by a charitable lead annuity trust. Mr. John B. Hess has sole voting power over the stock held by these trusts and shares dispositive power over such stock with Messrs. Schreyer, Lefkowitz, Brady and Kean, who are the other trustees of these trusts. Messrs. Schreyer, Lefkowitz, Brady and Kean disclaim beneficial ownership of these shares.

       (c) This amount includes 2,145,627 shares held by the Hess Foundation, Inc. of which Messrs. Hess, Lefkowitz and Schreyer are directors and as to which they share voting and dispositive power.

       (d) This amount includes:

•	240,454 shares owned directly by Mr. Hess, as to which he has sole voting and dispositive power,

•	513,630 shares held by four trusts for the benefit of Mr. Hess and his children, as to which Mr. Hess is trustee and has sole voting and dispositive power,

•	150,000 shares held in escrow under the company’s incentive plan over which Mr. Hess has voting but not dispositive power,

•	954,000 shares underlying options to purchase common stock, as to which Mr. Hess has no voting or dispositive power until they are acquired upon exercise of the options,

•	13,593 shares vested in the name of Mr. Hess under the employees’ savings and stock bonus plan as to which he has sole dispositive power and as to 6,981 shares of which he has sole voting power,

•	105,874 shares held by a trust for the benefit of Mr. Hess’ mother of which Mr. Hess is co-trustee and as to the shares of which Mr. Hess has shared voting and dispositive power,

•	746,188 shares held by two trusts for the benefit of Mr. Hess’ siblings and 44,438 shares held directly by Mr. Hess’ siblings, as to which Mr Hess has sole voting power and shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his siblings and others,

•	340,619 shares held by a trust for the benefit of Mr. Hess and his heirs, of which Mr. Hess’ spouse is trustee, but as to which he has sole voting power and shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his spouse and others, and

•	2,200,000 shares held by two trusts of which Mr. Hess is a co-trustee and as to which he shares voting and dispositive power.

       (e) This amount includes:

•	37,000 shares owned directly by Mr. Schreyer, as to which he has sole voting and dispositive power,

•	70,000 shares held in escrow for Mr. Schreyer under the company’s incentive plan over which Mr. Schreyer has voting but not dispositive power,

•	277,500 shares underlying options to purchase common stock, as to which Mr. Schreyer has no voting or dispositive power until they are acquired upon exercise of the options,

•	3,934 shares vested in the name of Mr. Schreyer under the employees’ savings and stock bonus plan, as to which he has sole dispositive power and as to 1,969 shares of which he has sole voting power, and

•	30,335 shares held by four trusts as to which Mr. Schreyer has shared voting and dispositive power.

       (f) This amount includes 32,000 shares held directly by Mr. Brady, as to which he has sole voting and dispositive power, and 2,000 shares held by a limited liability company of which Mr. Brady is the managing member and as to which he has sole voting and dispositive power.

       (g) This amount includes 4,100 shares held directly by Mr. Kean, as to which he has sole voting and dispositive power.

       (h) A Schedule 13G was filed by, among others, these beneficial owners reporting aggregate ownership of 4,645,427 shares, of which in the aggregate such beneficial owners have sole voting and dispositive power as to 4,640,727 shares. This amount includes 3,920,672 shares beneficially owned by Barclays Global Investors, N.A., as to which it has sole voting and dispositive power, 292,496 shares beneficially owned by Barclays Global Fund Advisors, as to which it has sole voting and dispositive power, 393,895 shares beneficially owned by Barclays Global Investors, Ltd., as to which it has sole voting and dispositive power, 8,500 shares beneficially owned by Barclays Life Assurance Company Limited, as to which it has sole voting and dispositive power, 23,000 shares beneficially owned by Barclays Bank plc, as to which it has sole voting and dispositive power, and 2,164 shares beneficially owned by Barclays Capital Securities Limited, as to which it has sole voting and dispositive power. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of these accounts.

       (i) This amount includes 9,032,366 shares as to which such beneficial owner has sole voting power, 159,400 shares as to which such beneficial owner has shared voting power, and 9,694,966 shares as to which such beneficial owner has sole dispositive power.

       (j) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,597,166 shares and sole dispositive power with respect to 5,741,891 shares.

Ownership of Equity Securities by Management

       The table below sets forth as to each director and named executive officer, and all directors and executive officers as a group, information regarding their ownership of equity securities of the company on March 5, 2003. The persons listed below have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column “Percent of outstanding shares of common stock owned,” the securities held represent less than one percent of the common stock.

       Individual amounts and percentages shown for Messrs. Brady, Hess, Kean and Schreyer cannot be added because they reflect shared beneficial ownership of shares as explained in footnotes (b) and (c) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

			Percent of
			outstanding	Of total number of
			shares of	shares beneficially
	Total number of shares		common stock	owned, number of
Name	beneficially owned(a)		owned	option shares

Nicholas F. Brady	5,377,954	(b)	6.0	—
J. Barclay Collins II	380,973		—	291,500
John B. Hess	12,798,377	(c)	14.1	954,000
Edith E. Holiday	3,100		—	—
Thomas H. Kean	5,348,054	(d)	5.9	—
Craig G. Matthews	2,500		—	—
John J. O’Connor	190,161		—	100,000
Frank A. Olson	5,400		—	—
John Y. Schreyer	7,908,350	(e)	8.8	277,500
Ernst H. von Metzsch	10,500		—	—
F. Borden Walker	244,167		—	176,500
Robert N. Wilson	4,570		—	—
All directors and executive officers as a group	14,582,540		15.8	2,094,500

(a) These figures include 972 shares vested in the name of Mr. Collins, 13,593 shares vested in the name of Mr. Hess, 3,934 shares vested in the name of Mr. Schreyer, 161 shares vested in the name of Mr. O’Connor, 667 shares vested in the name of Mr. Walker, and 25,280 shares vested for all executive officers and directors as a group under the employees’ savings and stock bonus plan. These individuals and the group have investment power but generally do not have voting power over these shares. However, shares purchased with each such individual’s own contributions will be voted by the plan trustee in accordance with such individual’s written instructions. These amounts also include 60,000 shares held in escrow under the incentive plan for Mr. Collins, 150,000 shares held in escrow under this plan for Mr. Hess, 90,000 shares held in escrow under this plan for Mr. O’Connor, 70,000 shares held in escrow under this plan for Mr. Schreyer, 50,000 shares held in escrow under this plan for Mr. Walker and 565,000 shares held in escrow under this plan for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not investment power.

Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised.

(b) See footnotes (b) and (f) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(c) See footnotes (b), (c) and (d) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(d) See footnotes (b) and (g) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(e) See footnotes (b), (c) and (e) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

       Based on the recommendation of its audit committee, the board of directors has selected the firm of Ernst & Young LLP as the independent auditors of the company for the fiscal year ending December 31, 2003. Ernst & Young LLP has acted for the company in this capacity since November 1, 1971. The board proposes that the stockholders ratify this selection at the annual meeting.

       If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the board of directors.

       Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

      Auditor Fee Information

       Ernst & Young LLP’s fees, by category of professional service in each of the last two fiscal years, were (in thousands):

	2002	2001
Audit Fees	$5,431	$4,327
Audit-Related Fees	1,462	3,831
Tax Fees	3,109	2,191
All Other Fees	109	294

Total	$10,111	$10,643

       Ernst & Young LLP audit fees include fees associated with the last annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, SEC registration statements, and statutory audits required internationally.

       Ernst & Young’s fees for audit-related services include business acquisition reviews, trading, credit and market risk controls and pension and savings plan audits.

       Tax fees include tax compliance, tax advice, tax planning and expatriate tax services.

       All other fees principally include insurance advisory services.

      Financial Information Systems Design and Implementation Fees

       There were no professional services rendered by Ernst & Young LLP for the years 2002 and 2001 for information technology consulting services relating to financial information systems design and implementation.

OTHER MATTERS

       The board of directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any unanticipated matters.

       The cost of preparing and mailing this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the board of directors will be borne by the company. Solicitation will be made by mail. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, D. F. King & Co. has been retained to aid in the solicitation. Its fees for this solicitation are not expected to exceed $20,000, exclusive of expenses.

       Proposals which stockholders wish to include in the company’s proxy materials relating to the 2004 annual meeting of stockholders must be received by the company no later than November 27, 2003. Notice of any stockholder proposal for the 2004 annual meeting which the proponent does not wish to include in the company’s proxy materials for that meeting will be considered untimely if not received by the company on or before February 10, 2004.

       It is important that proxies be returned promptly. Stockholders are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope, or to vote via the internet or by calling the toll-free number as instructed on the proxy card.

By order of the Board of Directors,

CARL T. TURSI
Secretary

New York, New York
March 26, 2003

AMERADA HESS CORPORATION

P R O X Y

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 2003

         The undersigned hereby appoints JOHN B. HESS and JOHN Y. SCHREYER, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amerada Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 7, 2003, at 2:00 p.m., local time, and all adjournments thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

         The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Meeting or any adjournment thereof.

         Please indicate on the reverse side of this card how your stock is to be voted.

         If not otherwise specified, shares will be voted FOR all nominees in Item 1 and FOR Proposal 2 on the reverse side of this card.

         Receipt of Notice of the Meeting and of the Proxy Statement is hereby acknowledged.

(Continued and to be signed on reverse side.)	AMERADA HESS CORPORATION P.O. BOX 11188 NEW YORK, N.Y. 10203-0188

AMERADA HESS CORPORATION	Two New Ways to Vote VOTE BY INTERNET OR TELEPHONE

24 Hours a Day — 7 Days a Week Save your Company Money — It’s Fast and Convenient

	TELEPHONE			INTERNET			MAIL

	1-866-874-4881			https://www.proxyvotenow.com/ahc

•	Use any touch-tone telephone		•	Go to the website address listed above.		•	Mark, sign and date your proxy card.

•	Have your proxy card ready	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.

•	Enter your Control Number located in the box below.		•	Enter your Control Number located in the box below.		•	Return your proxy card in the postage-paid envelope provided.

•	Follow the simple recorded instructions.		•	Follow the simple instructions on the website.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

1-866-874-4881

CALL TOLL-FREE TO VOTE

- DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET -

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	Votes must be indicated (x) in Black or Blue ink

The Board of Directors recommends a vote FOR all nominees, and a vote FOR Proposal 2.

1.	Election of the following nominees as Directors for three-year terms expiring in 2006.

FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS

Nominees:	01 — J. B. Hess, 04 — E. H. von Metzsch	02 — C. G. Matthews,	03 — J. Y. Schreyer,

2.	Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2003.	FOR	AGAINST	ABSTAIN

To change your address, please mark this box.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the
“Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

SCAN LINE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here